FOR IMMEDIATE RELEASE	Contact:	Heather Browne

January 6, 2009	Director, Communications

713-753-3775

heather.browne@kbr.com

Rob Kukla, Jr.

Director, Investor Relations

713-753-5082

investors@kbr.com

KBR ANNOUNCES 2009 EARNINGS GUIDANCE AND SHARE REPURCHASE PROGRAM

Houston, Texas – KBR (NYSE: KBR) announced today that the Company’s current estimates for its fiscal year 2009 earnings per diluted share are in-line with the current range reflected among analyst estimates.

Additionally, the Company’s Board of Directors authorized a share repurchase program pursuant to which KBR will repurchase shares in the open market to reduce and maintain, over time, KBR’s outstanding shares at approximately 160 million shares.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance (such as earnings or earnings per diluted share), are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 28, 2007, subsequent Forms 10-Q, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.